EXHIBIT 10.34

SEPARATION AGREEMENT AND MUTUAL RELEASE

The parties to this Separation Agreement and Release (“Agreement”) are Rentrak Corporation (the “Company”) and Craig M. Berardi (“Employee”).  Employee and the Company desire to terminate Employee’s employment on a mutually agreeable basis.  Employee and the Company therefore agree as follows:

1.                                       Employee’s employment with the Company is terminated, effective March 17, 2005.

2.                                       After the expiration of seven days after the Company receives this Agreement signed and dated by Employee without Employee revoking it, the Company will pay to Employee as severance to which Employee would not otherwise be entitled a total of $112,500, payable in 18 equal semi-monthly installments and less legally required deductions and withholdings.  The Company will deposit each payment due under this paragraph electronically by electronic funds transfer (EFT) directly into Employee’s designated bank account or financial institution and provide written verification of each EFT to Employee.

3.                                       The Company will also pay the same amount it paid during Employee’s employment toward the cost of the premiums for continuation of group health insurance coverage for Employee and Employee’s covered spouse and dependents for the months of April 2005 to and including December 2005, if continuation coverage is elected by Employee.  The Company will provide Employee with written verification of payment of monthly health insurance premiums for the months of April 2005 to and including December 2005.  Thereafter, Employee will be entitled to continue group health insurance coverage at Employee’s own expense in accordance with COBRA.

4.                                       In addition to the severance payments, Employee will be paid for all of Employee’s accrued but unused PTO concurrent with the first severance payment installment made by the Company to Employee.

5.                                       This Agreement will be enforceable in full, regardless of whether Employee obtains or begins any subsequent employment at any time during the period the Company is obligated to make any payments under this Agreement.  Also, Employee will have no affirmative obligation to seek or obtain subsequent employment during this period.  The Company’s obligation to make any and all payments due under this Agreement will not be construed in any way to be contingent upon Employee’s remaining unemployed for any given period of time.

6.                                       The Company will not contest any claim for unemployment insurance benefits by Employee relating to Employee’s employment with the Company.

7.                                       If the Company receives a reference request from a prospective employer of Employee, the Company will disclose only Employee’s dates of employment and last position held (Vice President of Operations, Executive Level and Officer of the Company) with the Company.  The Company will also give Employee a letter of reference in the form of attached Exhibit A to this Agreement, signed by Paul Rosenbaum (CEO).  Employee may give this letter to any prospective employer in furtherance of Employee’s seeking new employment.

8.                                       Employee and the Company each hereby completely release and forever discharge the other and each of the other’s past, present, and future related entities and each of their respective past, present, and future members, managers, partners, shareholders, officers, directors, agents, employees, attorneys, insurers, successors, and assigns from any and all claims, rights, demands, actions, liabilities, and causes of action of every kind and character, whether known or unknown, matured or unmatured, which either Employee or the Company may now have or has ever had arising from or in any way related to Employee’s employment with the Company, including without limitation the conditions of employment or the termination thereof, whether based on tort, contract (express or implied), other common law, or any federal state or local statute, regulation, ordinance, or other law, including but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act, based on any act or omission prior to Employee’s execution of this Agreement.

9.                                       Employee and the Company will treat this Agreement as confidential and will not disclose this Agreement or any of its provisions to any person or entity, except as required by law;  including, without limitation, inclusion of information regarding or a copy of the Agreement in reports filed by the Company with the Securities and Exchange Commission (the “SEC”) and publicly available on the SEC’s and the Company’s web sites”; to implement or enforce this Agreement or any provision of it; or, to the extent necessary to receive professional services, to their respective accountants, professional tax preparers, or attorneys.

10.                                 Both the Company and Employee specifically deny any liability or wrongdoing whatsoever.  Neither this Agreement nor any of its provisions, terms, or conditions constitute an admission of liability or wrongdoing or may be offered or received in evidence in any action or proceeding as evidence of an admission of liability or wrongdoing.

11.                                 If any action is brought to enforce this Agreement or any part of it, the prevailing party will be entitled to recover its reasonable attorney fees and costs incurred therein, including all attorney fees and costs on appeal.

12.                                 This Agreement constitutes the entire agreement of the parties.  All agreements, covenants, and representations, express or implied, oral or written, concerning the subject matter of this Agreement are contained in this Agreement.  This is the entire integrated agreement.

13.                                 The parties acknowledge that the only consideration for this Agreement is the consideration expressly described herein and that this Agreement has been executed freely and voluntarily without any undue influence or duress.

14.                                 This Agreement will be construed and enforced in accordance with the laws of the state of Oregon.  Any suit or action relating to this Agreement will be commenced exclusively in the Circuit Court for the County of Multnomah, State of Oregon, or the United States District Court for the District of Oregon and both parties waive the right to change such venue and consent to the jurisdiction of such courts for this purpose.

15.                                 The Company hereby advises Employee to consult with an attorney before signing this Agreement, and Employee acknowledges that he was given at least 21 days to consider whether to execute this Agreement.  Employee may revoke this Agreement by written notice delivered to Rita Coe at the Company within seven days following the date Employee signed this Agreement.  If not revoked under the preceding sentence, this Agreement becomes effective and enforceable on the eighth day following the date Employee signed this Agreement.

/s/ Craig M. Berardi		/s/	Paul Rosenbaum for Rentrak Corporation
Craig M. Berardi		Paul Rosenbaum
CEO & Chairman

Date	March 17, 2005	Date	March 17, 2005

EXHIBIT A

To Whom It may Concern;

As CEO and Chairman of Rentrak Corporation, I have known Craig during my four years since I joined Rentrak.  When I arrived at Rentrak I had reviewed my executive staff history and was impressed with Craig’s role in taking control of difficult projects.  Craig was a member of the Executive Management team involved in carrying out the corporate strategy, and his contributions to managing our operations successfully increased the profitability of our core business.  He was given additional operations responsibilities and consistently improved the performance and significantly reduced our operating expenses.  His dedication to the company, working long hours, exceeding revenue projections and reducing expenses has been instrumental to our bottom line.

During his eleven years at Rentrak, Craig played a key role in the following areas:

•                  Three years ago Craig was given operations responsibility for our Home Video Business Intelligence tracking system.  With our IT staff he managed the development of a critical system and was a key contact with the studios in support of the system that has resulted in over $14,000,000 in 80% gross margin revenue.

•                  His focus to the bottom-line to increase efficiency and reduce expenses has resulted in a savings to the company of over $1,500,000 in the past four years.

•                  As member of the Sarbanes-Oxley Steering Committee, he provided valuable support in assisting our consultants utilizing his knowledge of the overall company operations and his vast experience in controls.

•                  Last year Craig managed the rapid transition to outsourcing our distribution after closing our own warehouse.  This has resulted in substantial savings to the company.

•                  Craig’s role in an advisory capacity to the prior CEO, helped identify problems with two troubled retail subsidiaries.  During 1996 at the request of the Board and CEO he spent most of that year living in another city negotiating the sale of the assets and lease settlements and closure of the remaining assets of one of these subsidiaries.  His hard work reduced the potential losses by millions of dollars.

•                  Craig took on the same role with a second subsidiary helping to eliminate a non-performing asset.

•                  Two years ago Craig was given the added responsibility for inventory control and greatly improved an area that was for years problematic.  This resulted in turning unused inventory into one million dollars annual  revenue at 70% gross margin with no overhead.

•                  Seven years ago we partnered with a major entertainment company in Quebec for Home Video Distribution.  Craig has managed the support of this partnership since the beginning and we have achieved 300% ROI on our investment.

These are a few examples of the vital role Craig has played at helping to improve Rentrak.   I highly recommend Craig in fulfilling an executive operations position.  His many years of management experience and hard work ethics are a tremendous asset.

Sincerely

Paul Rosenbaum